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                                   EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

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                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger is dated as of February 1, 2007 (the "Agreement"), by and between FSB Bank, a Michigan chartered commercial bank ("FSB"), and Isabella Bank and Trust, a Michigan chartered commercial bank ("IBT").

     WHEREAS, the Board of Directors of each of FSB and IBT (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective banks and their sole shareholder and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors;

     WHEREAS, in accordance with the terms of this Agreement, FSB will merge with IBT with IBT as the surviving entity (the "Merger"). Concurrently, the shares of FSB stock held by IBT Bancorp, Inc., the parent corporation of FSB, shall be cancelled;

     WHEREAS, the parties currently intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, simultaneously with the execution and delivery of this Agreement, IB&T Mortgage Company, a Michigan corporation and a wholly owned subsidiary of IBT ("IBT Mortgage") and FSB Mortgage Company, a Michigan corporation and a wholly owned subsidiary of FSB ("FSB Mortgage"), will enter into a Plan of Merger (the "Subsidiary Merger Agreement") providing for the merger (the "Subsidiary Merger") of FSB Mortgage with and into IBT Mortgage, and it is intended that the Subsidiary Merger be consummated immediately following the consummation of the Merger; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                         ARTICLE I - CERTAIN DEFINITIONS

     1.1. Certain Definitions. As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to articles and sections refer to articles and sections of this Agreement).

     "Affiliates" means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliates of such executive officer or director.


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     "Agreement" means this agreement, and any amendment hereto.

     "Bank Regulator" shall mean any Federal or state banking regulatory agency with supervisory authority over FSB, IBT, or IBT Bancorp, Inc.

     "Bureau" shall mean the Office of Financial and Insurance Services of the State of Michigan.

     "Closing" shall have the meaning set forth in Section 2.2.

     "Closing Date" shall have the meaning set forth in Section 2.2.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Effective Time" shall mean the date and time specified pursuant to Section
2.2 hereof as the effective time of the Merger.

     "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

     "FRB" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

     "FSB Common Stock" shall mean the common stock, par value $5.00 per share, of FSB.

     "Governmental Entity" shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

     "Merger" shall mean the merger of FSB with and into IBT pursuant to the terms hereof.

     "Michigan Banking Law" shall mean the Michigan Banking Code of 1999, as amended, and the rules and regulations promulgated thereunder, as amended, as administered by the Bureau.

     "Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust "group" or entity.

     "Regulatory Approvals" means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.

     "Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.

     Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                             ARTICLE II - THE MERGER

     2.1. Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, FSB shall merge with IBT, with IBT as the resulting or surviving banking corporation (the


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"Surviving Corporation"). As part of the Merger, each share of FSB Common Stock shall be cancelled pursuant to the terms of Article III hereof.

     2.2. Closing; Effective Time. Subject to the satisfaction or waiver of all conditions to closing contained in Article VII hereof, the Closing shall occur no later than five (5) business days following the latest to occur of (i) the receipt of all required Regulatory Approvals, and the expiration of any applicable waiting periods, (ii) the approval of the Merger by the sole shareholder of FSB and IBT, or (iii) at such other date or time upon which IBT and FSB mutually agree (the "Closing"). The Merger shall be effected by the filing of a certificate of merger with the Bureau on the day of the Closing (the "Closing Date"), in accordance with Michigan Banking Law. The "Effective Time" means the date and time upon which the certificate of merger is filed with the Bureau, or as otherwise stated in the certificate of merger, in accordance with Michigan Banking Law.

     2.3. Articles of Incorporation and Bylaws; Name. The Articles of Incorporation and Bylaws of IBT as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law. The name of the Surviving Corporation shall be Isabella Bank and Trust.

     2.4. Directors and Officers of Surviving Corporation. The board directors of the Surviving Corporation shall consist of the incumbent directors of IBT immediately preceding the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, IBT shall confirm by resolution of its Board of Directors the establishment of regional boards to preserve the institutional knowledge of the former Farmers State Bank of Breckenridge and the former Farwell State Savings Bank and to provide advice to the IBT Board of Directors about business and operations, community and customer needs in the market area, regional economic conditions and such other advisory responsibilities as determined by the IBT Board of Directors. The members of the regional boards shall consist of those individuals noted on Exhibit A. Regional board member compensation shall be the same as that provided prior to the Effective Time provided, however, that IBT may conduct periodic reviews of director compensation to assess reasonableness and consistency. The officers of the Surviving Corporation at the Effective Time shall be as set forth in Exhibit B.

     2.5. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects as set forth in the Michigan Banking Law, including but not limited to the Surviving Corporation assuming all of the liabilities, duties, obligations and rights of FSB under the Amended and Restated Agreement and Plan of Merger dated May 2, 2006 by and between Farmers State Bank of Breckenridge, The Farwell State Savings Bank and IBT Bancorp, Inc.

     2.6. Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or


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failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code other than is contemplated by this Agreement. Following the Closing, neither IBT nor FSB nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

     2.7. Possible Alternative Structures. Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article VII, prior to the Effective Time, IBT shall, with the consent of FSB, which will not be unreasonably withheld, be entitled to revise the structure of the Merger described in Section 2.1 hereof provided that
(i) there are no adverse Federal or state income tax consequences to FSB, IBT or IBT Bancorp, Inc., as a result of the modification; and (ii) such modification will not delay materially or jeopardize receipt of any required Regulatory Approvals or other consents and approvals relating to the consummation of the Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

                        ARTICLE III - IBT AND FSB SHARES


     3.1. At the Effective Time, by virtue of the Merger and without any action on the part of IBT, FSB or the holder of the shares of FSB common stock or IBT common stock, the Merger shall be effected in accordance with the following terms:

          (a) Each share of IBT common stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

          (b) All shares of FSB common stock that is issued and outstanding immediately prior to the Effective Time, shall cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

               ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF FSB

     4.1. Representations and Warranties of FSB. FSB represents and warrants to IBT that the statements contained in this Article IV are correct as of the date of this Agreement, except as to any representation or warranty which specifically relates to an earlier date.

          (a) Organization, Standing and Power. FSB is a Michigan chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of Michigan. FSB has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The deposits of FSB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.


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          (b) Capital Structure.

               (i) The authorized capital stock of FSB consists of 160,000 shares of FSB Common Stock, of which 160,000 shares are outstanding, validly issued, fully paid and nonassessable (except for assessments by the Bureau pursuant to Section 3807 of the Michigan Banking Code of 1999) and free of preemptive rights.

               (ii) IBT Bancorp, Inc. owns all the outstanding shares of the capital stock of FSB.

          (c) Authority.

               (i) FSB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the required Regulatory Approvals, and the approval of this Agreement by FSB's sole shareholder, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FSB and the completion by FSB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of FSB. This Agreement has been duly and validly executed and delivered by FSB, and subject to approval by the sole shareholder of FSB and receipt of the Regulatory Approvals, constitutes the valid and binding obligation of FSB, enforceable against FSB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

               (ii) (A) The execution and delivery of this Agreement by FSB, (B) subject to receipt of Regulatory Approvals, and FSB's and IBT's compliance with any conditions contained therein, and subject to the receipt of the approval of the sole shareholder of FSB and IBT, the consummation of the transactions contemplated hereby, and (C) compliance by FSB with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of FSB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FSB or any of its properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FSB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which FSB is a party, or by which it or any of its properties or assets may be bound or affected.

                ARTICLE V - REPRESENTATIONS AND WARRANTIES OF IBT

     5.1. Representations and Warranties of IBT. IBT represents and warrants to FSB that the statements contained in this Article V are correct as of the date of this Agreement, except as to any representation or warranty which specifically relates to an earlier date.

          (a) Organization, Standing and Power. IBT is a Michigan chartered commercial bank duly organized, validly existing and in good standing under the laws of the


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State of Michigan. IBT has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The deposits of IBT are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

          (b) Capital Structure.

               (i) The authorized capital stock of IBT consists of 567,614 shares of IBT common stock, of which 567,614 shares are outstanding, validly issued, fully paid and nonassessable (except for assessments by the Bureau pursuant to Section 3807 of the Michigan Banking Code of 1999) and free of preemptive rights.

               (ii) IBT Bancorp, Inc. owns all the outstanding shares of the capital stock of IBT.

          (c) Authority.

               (i) IBT has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by IBT and the completion by IBT of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of IBT. This Agreement has been duly and validly executed and delivered by IBT, and subject to approval by the sole shareholder of IBT and receipt of the Regulatory Approvals, constitutes the valid and binding obligations of IBT, enforceable against IBT in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

               (ii) (A) The execution and delivery of this Agreement by IBT, (B) subject to receipt of Regulatory Approvals, and FSB's and IBT's compliance with any conditions contained therein, and subject to the receipt of the approval of the sole shareholder of IBT and FSB, the consummation of the transactions contemplated hereby, and (C) compliance by IBT with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of IBT; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to IBT or any of its properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of IBT under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which it is a party, or by which it or any of its properties or assets may be bound or affected.

                    ARTICLE VI - REGULATORY AND OTHER MATTERS

     6.1. Regulatory Approvals. Each of IBT and FSB will cooperate with the other and use all reasonable efforts to promptly prepare and, within 30 days after the date hereof or as soon


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thereafter as practicable, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the FRB, FDIC and the Bureau and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. IBT and FSB shall furnish each other with all information as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of IBT or FSB to any Bank Regulator or governmental body in connection with the Merger and the other transactions contemplated by this Agreement. Each party acknowledges that time is of the essence in connection with the preparation and filing of the documentation referred to above.

     6.2. Post-Closing Operations. At and after the Closing Date, IBT and FSB agree that:

          (a) Surviving Corporation shall be a state of Michigan chartered commercial bank and a member of the Federal Reserve System.

          (b) All banking offices of FSB will remain open.

          (c) There will be no layoffs at FSB as a result of the Merger.

     6.3 Execution and Authorization of Subsidiary Merger Agreement. On the date of this Agreement, (a) IBT shall have (i) caused the Board of Directors of IBT Mortgage to approve the Subsidiary Merger Agreement, (ii) caused IBT Mortgage to execute and deliver the Subsidiary Merger Agreement, and (iii) approved the Subsidiary Merger Agreement as the sole shareholder of IBT Mortgage, and (b) FSB shall have (i) caused the Board of Directors of FSB Mortgage to approve the Subsidiary Merger Agreement, (ii) caused FSB Mortgage to execute and deliver the Subsidiary Merger Agreement, and (iii) approved the Subsidiary Merger Agreement as the sole shareholder of FSB Mortgage.

                        ARTICLE VII - CLOSING CONDITIONS

     7.1. Conditions to Each Party's Obligations Under This Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

          (a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the sole shareholder of FSB and IBT.

          (b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

          (c) Regulatory Approvals. All required Regulatory Approvals shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.

          (d) Federal Tax Opinion. FSB and IBT shall have received an opinion of Foster, Swift, Collins & Smith, P.C. counsel to IBT Bancorp, Inc. ("Counsel"), in form and


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substance reasonably satisfactory to both FSB and IBT, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time: (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and (ii) the Merger will not have an adverse effect on the tax-free nature of the merger of The Farwell State Savings Bank with and into Farmers State Bank of Breckenridge that was effective October 3, 2006. In rendering such opinion, Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of FSB, IBT, and others reasonably satisfactory to such Counsel.

     7.2. Conditions to the Obligations of IBT under this Agreement. The obligations of IBT under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 7.2(a) through 7.2(c) at or prior to the Closing Date, which shall be waiveable by IBT:

          (a) Representations and Warranties. Each of the representations and warranties of FSB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made at the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

          (b) Agreements and Covenants. FSB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

          (c) Permits, Authorizations, Etc. FSB shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required to be obtained by it for the lawful consummation of the Merger.

     7.3. Conditions to the Obligations of FSB under this Agreement. The obligations of FSB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 7.3(a) through 7.3(c) at or prior to the Closing Date, which shall be waiveable by FSB:

          (a) Representations and Warranties. Each of the representations and warranties of IBT set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made at the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

          (b) Agreements and Covenants. IBT shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

          (c) Permits, Authorizations, Etc. IBT shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required to be obtained by it for the lawful consummation of the Merger.


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                           ARTICLE VIII - THE CLOSING

     Subject to the provisions of Articles VII and IX hereof, the Closing of the transactions contemplated hereby shall take place at the offices of IBT Bancorp, Inc., 200 East Broadway, Mt. Pleasant, Michigan, at 10 a.m., or at such other place or time upon which IBT and FSB mutually agree.

                 ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER

     9.1. Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the sole shareholder of FSB and IBT:

          (a) At any time by the mutual written agreement of IBT and FSB;

          (b) By IBT or FSB, if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby,
(ii) any Bank Regulator whose approval or non-objection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable; or

          (c) By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled.

     9.2. Effect of Termination. In the event of termination of this Agreement pursuant to any provision of Section 9.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 9.2, 10.4, 10.7, 10.8, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

     9.3. Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the sole shareholder of FSB and IBT), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement


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pursuant to Article IX may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

                            ARTICLE X - MISCELLANEOUS

     10.1. Survival. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

     10.2. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

     If to FSB, to:   Dennis P. Angner
                      Chief Executive Officer and President
                      FSB Bank
                      200 East Broadway
                      Mt. Pleasant, MI 48858

     If to IBT, to:   Richard J. Barz
                      Chief Executive Officer and President
                      Isabella Bank and Trust
                      200 East Broadway
                      Mt. Pleasant, MI 48858

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

     10.3. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

     10.4. Complete Agreement. This Agreement, including the Exhibits hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.


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

     10.5. Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     10.6. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

     10.7. Governing Law. This Agreement shall be governed by the laws of Michigan, without giving effect to its principles of conflicts of laws.

     10.8. Interpretation. When a reference is made in this Agreement to sections or exhibits, such reference shall be to a section of or exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related section. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     10.9. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, FSB and IBT have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

                                        FSB Bank


Dated February 1, 2007                  By: /s/ Dennis P. Angner
                                            ------------------------------------
                                            Dennis P. Angner
                                            President and CEO


                                        Isabella Bank and Trust


Dated February 1, 2007                  By: /s/ Richard J. Barz
                                            ------------------------------------
                                            Richard J. Barz
                                            President and CEO


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

                                                                       EXHIBIT A

                                 REGIONAL BOARDS

ISABELLA BANK & TRUST

Ronald Schumacher, Chair
Richard J. Barz, President & CEO
Dennis P. Angner
Sandra L. Caul
James C. Fabiano
David W. Hole
G. Charles Hubscher
Thomas L. Kleinhardt
David J. Maness
Dianne C. Morey
William J. Strickler

ISABELLA BANK AND TRUST - MECOSTA DIVISION

Ralph Crew
Joseph LaFramboise
Richard J. Barz
Jerome E. Schwind

FARMERS DIVISION

Dale D. Weburg, Chair
Timothy M. Miller, President & CEO
Dennis P. Angner
Wilson Lauer
David King
Nancy A. Shankel
Bernard R. Siler
Gregory Varner

FARWELL DIVISION

Herbert R. Miller, Chair
Thomas E. Kedrowski, President & CEO
Dennis P. Angner
Dean L. Beavers
Warren McGuire
W. Michael McGuire
Larry R. Schofield


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

                                                                       EXHIBIT B

                                    OFFICERS

ISABELLA BANK & TRUST

Steven D. Pung, Senior Vice President
David J. Reetz, Senior Vice President
Randy J. Dickinson, Vice President
Barbara B. Diehm, Vice President
David D. Gillespie, Vice President
Robert K. Madsen, Vice President
Jeffrey W. Smith, Vice President
Kathy Y. Walkington, Vice President
Peggy L. Wheeler, Vice President
Leo R. Wickert, Vice President
Paul C. Siers, Vice President

ISABELLA BANK AND TRUST - MECOSTA DIVISION

Jerome E. Schwind, President

FARMERS DIVISION

Brian K. Goward, Vice President & Loan Administration
Julia F. Bolt, Vice President
Kenneth L. Howell, Vice President
David A. Lovely, Vice President
Barbara K. McKenzie, Vice President

FARWELL DIVISION

Dean L. Beavers, Senior Vice President & Cashier
Melody M. Darnell, Vice President


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